Exhibit 99.1
2006 Cerner Performance Plan
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Corporate Executive
Document Overview
This document describes Cerner’s structured approach to determining incentive payments. This document is specific to the Plan type and individual noted above and contains information specific to the administration of this particular Plan.
Plan Purpose
This Plan is intended to align performance incentives with Cerner’s current business imperatives to drive business results in 2006.
Plan Metrics
Your annual Target Bonus Level (TBL) is $«Total_TBL». Your total opportunity will be comprised of the following metrics:

Weighting	Metrics	Timing Code	IC Applies	Scope
	Earnings per Share	Y	Yes
	Cash Collections	E	Yes
	Operating Margin	Z	Yes
	Agreement Margin	N	Yes
	IP Productivity	E	Yes
	Client Systems Uptime	E	Yes
Individual Contribution (IC) Factor
An additional factor that will be included in the incentive calculation is the Individual Contribution (IC) rating. Each Associate on CPP will receive a quarterly and an annual IC rating. This rating will be determined by performance against expectations for the role.
The Individual Contribution percentage will be determined and applied as shown in the table below. Quarterly Individual Contribution ratings will only be applied for a rating less than “Highly Valued.” Annual Individual Contribution ratings (collected following the fourth quarter) will be applied to an Associate’s weighted average target bonus level according to the table below.
Individual Contribution Factor Table

		IC Bonus
	IC Factor	Opportunity*
Distinguished	130%	<<TBL*30%>>	ßMaximum IC Payout**
Outstanding +	120%	<<TBL*20%>>
Outstanding	110%	<<TBL *10%>>
Highly Valued	100%	$0	ßTypical IC Payout
New to Role***	0%-100%	$0
Needs Development***	25-75%	<<TBL*-25%>>
Unacceptable***	0%	<<-TBL>>

TBL is your payout at 100% attainment of objectives before the IC Bonus Opportunity.

*	These amounts will be adjusted to reflect actual attainment of objective performance targets, for your Rewardable Events plan metrics and changes, if any, in your Target Bonus Level.

**	This amount plus your Target Bonus Level will equal your maximum bonus amount, which may also be adjusted upward or downward to reflect actual attainment of objective performance targets.

***	All associates will be reviewed on a quarterly basis to determine the appropriateness of a CPP incentive payment prior to any distribution. Associates with New to Role, Needs Development or Unacceptable ratings will have these adjustments applied to quarterly CPP incentive payments. These payments are at the discretion of Cabinet.
Payment Terms, Schedule and Criteria
Terms
Payment for E Timing Code Metrics
Payment for quarterly metrics (E Timing Code) will be calculated based on approved quarterly targets. Each quarter, you will be eligible to be paid 25 percent of your annual opportunity for these metrics. The earnings for these metrics will be based upon the targets referenced in your Plan document.
Payment for Y Timing Code Metrics
Payment for cumulative YTD metrics (Y Timing Code) will be calculated quarterly based on approved quarterly targets that build cumulatively to a full-year target. For each of the first three quarters of the year, the Associate will be eligible to be paid 15 percent of the Associate’s annual opportunity based on these metrics. At year-end, the remainder of the Associate’s incentive will be calculated based on the full-year targets. The earnings for these metrics will be based upon the targets referenced in the Associate’s Plan document or on myCerner.
Payment for Z Timing Code Metrics
Payment for the semi-annual metrics (Z Timing Code) will be calculated semi-annually based on approved semi-annual targets. Each semi-annual period, you will be eligible to be paid 50 percent of the annual opportunity based on these metrics. If an Associate becomes eligible for a semi-annual metric in the second quarter of a semi-annual period, the associate will be eligible for 50 percent of the available opportunity for the semi-annual period. The earnings for these metrics will be based upon the targets referenced in the Associate’s Plan document.
Payment for N Timing Code Metrics
Payment for percent attainment metrics (N Timing Code) will be calculated quarterly based on approved annual targets. Each quarter, you will be eligible to receive the marginal gain over the last quarter.
Other Payment Terms
Changes in an Associate’s TBL will be reflected in payment calculations on a pro-rata basis for the appropriate quarters.
The year-end calculation of payments will not affect amounts earned for previous quarters; however, the actual Individual Contribution adjustment, if applicable, will apply to incentives earned for the full year.
Corrections to prior period payments may be made to ensure accurate incentive payment.
Schedule
Payment of incentives will, in most cases, be made approximately sixty (60) days after the end of a quarter.
Criteria
1.	In order to be eligible for any payments under this Plan: (i) Cerner must have received the Associate’s signed Cerner Associate Employment Agreement, which governs the terms of the Associate’s employment at Cerner; and (ii) the Associate must have met the performance review completion requirements for all direct reports. CPP payments may be forfeited if the Associate does not complete performance reviews as required by Cerner’s Human Resources department.

2.	Participation in this Plan begins as of the beginning of the first full quarter of employment in, or assignment to, a CPP-eligible role. Newly eligible Associates will satisfy the “full quarter” requirement as long as they are actively working within the first fifteen (15) working days of the quarter.

3.	Participating Associates who are not actively at work for more than six (6) weeks of any quarter may be deemed ineligible to earn incentives during that quarter per the CPP Leave Policy located on myCerner.
Other Plan Considerations
1.	Termination of Participation: An Associate’s participation in CPP is terminated immediately in the event of termination of employment for any reason or transfer to a non-CPP eligible role. The Associate will be entitled to payment for any earned but not paid amounts. Payments are earned only for completed quarters; i.e., if participation is terminated at any time before the completion of a quarter, no incentive will be paid for that quarter.

2.	Repayments to Cerner: In the event an Associate’s participation in Cerner’s CPP program is terminated, for any reason, voluntarily or involuntarily, and such Associate owes penalties or is required to return commissions, Advances or other monies to Cerner, Cerner may deduct the amounts owed from all accounts due to such Associate, such as salary, Advances, vacation, expense reimbursement or commission payments, and the Associate will be liable for the balance, if any.
Capitalized terms in this plan have the meanings set forth in the CPP Glossary or the contents of this document.